                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                         THE RICEX COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                           NOT APPLICABLE.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total Fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary material.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ON JULY 1, 1999

                            ------------------------

To the Stockholders of

The RiceX Company:

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of the Stockholders of The RiceX Company, a Delaware corporation (the "Company"), will be held at The Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California on Thursday, July 1, 1999, at 8:30 A.M. (Pacific Time) for the following purposes:

    1. To elect two directors to the Board of Directors who will serve until the Company's 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

    2. To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

    It is anticipated that this Proxy Statement and the accompanying form of proxy will first be sent to the stockholders of the Company on or about June 10, 1999. The Board of Directors knows of no matters, other than those set forth in paragraphs 1 through 2 above (discussed in greater detail in the accompanying Proxy Statement), that will be presented for consideration at the meeting. Stockholders of record at the close of business on May 21, 1999 will be entitled to notice of and to vote at said meeting or any adjournments thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the Company's principal executive offices in El Dorado Hills, California.

    The Board of Directors urges each stockholder to read carefully the enclosed Proxy Statement, which is incorporated herein by reference.

                                          By Order of the Board of Directors,

                                          /s/ Todd C. Crow
                                          Todd C. Crow
                                          SECRETARY AND PRINCIPAL FINANCIAL
                                          OFFICER

El Dorado Hills, CA
Dated: June 8, 1999

                                   IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE 1999 ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE ANY TIME PRIOR TO ITS EXERCISE EITHER IN WRITING OR BY VOTING YOUR SHARES PERSONALLY AT THE 1999 ANNUAL MEETING.

                               THE RICEX COMPANY
                            1241 HAWK'S FLIGHT COURT
                           EL DORADO HILLS, CA 95672

                            ------------------------

                              PROXY STATEMENT FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 1, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of The RiceX Company, a Delaware corporation ("RiceX" or "Company"), of proxies from the holders of the Company's common stock, par value $.001 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Stockholders to be held at The Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California on Thursday, July 1, 1999, at 8:30 A.M. (Pacific Time) and at any adjournments or postponements thereof. A form of the proxy is enclosed for use at the meeting. Stockholders are being asked to vote upon the election of two directors to the Board of Directors and to transact such other business as may properly come before the meeting.

                          INFORMATION CONCERNING PROXY

    The enclosed proxy is solicited on behalf of the Company's Board of Directors. If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" will be counted towards the quorum requirement but will not be voted for the election of the Board of Directors' director nominees.

    A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the meeting.

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit, for no additional compensation, the return of proxies by telephone, telegram, or personal interview. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses in so doing.

    The mailing address of the Company is 1241 Hawk's Flight Court, El Dorado Hills, CA 95762.

                            PURPOSES OF THE MEETING

    At the 1999 Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

    1. To elect two directors to the Board of Directors who will serve until the Company's 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

    2. To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

    Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the nominees for director named below, and (2) by the proxies, in a manner recommended by the Board of Directors, or, if no such recommendation, by the proxies in their discretion upon any other proposal as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such stockholder's shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The Company's Board of Directors has fixed the close of business on May 21, 1999 as the record date for the determination of stockholders entitled to vote at the meeting (the "Record Date"). As of the Record Date, there were 22,052,997 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate votes for directors.

    The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the stockholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or by the Company's Certificate of Incorporation or Bylaws. If less than a majority of outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

    Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

                               SECURITY OWNERSHIP

    The following table sets forth certain information as of May 1, 1999 (the "Reference Date") with respect to the beneficial ownership of Common Stock of the Company, by each person known by the Company to own beneficially more than five percent of the Company's Common Stock, by each executive officer and director, and by all executive officers and directors as a group. Unless otherwise indicated, all persons have sole voting and investment powers over such shares, subject to community property laws. As of the Reference Date, there were 22,027,997 shares of Common Stock outstanding.

                                                            AMOUNT AND NATURE OF
                                                                 BENEFICIAL        PERCENT OF
NAME (1)                                                        OWNERSHIP(2)          CLASS
---------------------------------------------------------  ----------------------  -----------
FoodCeuticals, LLC.......................................          4,684,218(3)          15.50%
  355 Madison Avenue,
  Morristown, NJ 07960

Daniel L. McPeak, Sr., Chief Executive Officer and
  Chairman of the Board, and Patricia McPeak, President
  and Director...........................................          3,877,829(4)          12.81%

Heldomo, A.G.............................................          3,181,818(5)          10.51%
  12, Baarer Strasse, 6300 Zug,
  Switzerland

Kirit Kamdar, Director...................................          1,801,250(6)           5.95%

Steven W. Saunders, Director.............................            857,300(6)            --

Ike E. Lynch, V.P. Operations............................            200,000(6)            --

Dr. Michael Goldblatt, Director..........................             65,000(6)            --

Sebastian N. Rosin, Director.............................             50,000(6)            --

Todd C. Crow, Principal Financial Officer................            110,000(6)            --

Joseph R. Bellantoni, Director...........................            251,200(7)

All directors and executive officers, as a group (9
  persons)...............................................          7,212,379             23.86%

------------------------

(1) Except as otherwise noted, the address for each person is c/o The RiceX Company, 1241 Hawk's Flight Court, El Dorado Hills, California 95762.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by such person within 60 days from the Reference Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by including shares underlying options or warrants which are exercisable by such person currently or within 60 days following the Reference Date, and excluding shares underlying options and warrants held by any other person.

(3) Includes warrants to purchase 3,743,540 shares of common stock of the Company.

(4) Ownership shown jointly because Mr. McPeak and Ms. McPeak are married. Includes 1,808,225 shares in Mr. McPeak's name and 1,869,604 shares in Ms. Peak's name and 200,000 held in a joint trust.

(5) Includes warrants to purchase 1,000,000 shares of Common Stock of the Company.

(6) Includes options for the purchase of common stock as follows: Kirit S. Kamdar, 50,000; Steven W. Saunders, 50,000; Dr. Michael Goldblatt, 65,000; Todd C. Crow, 110,000; Sebastian N. Rosin, 50,000; Ike Lynch, 140,000.

(7) Includes shares held by Mr. Bellantoni's wife in the amount of 26,000 shares of common stock to which Mr. Bellantoni disclaims beneficial ownership and a warrant to purchase 200,000 shares of common stock of the Company that FoodCeuticals, LLC has agreed to give Mr. Bellantoni in consideration of his services performed in connection with the loan from FoodCeuticals to the Company. The warrant when transferred will be currently exercisable.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

NAME                                         AGE                         POSITION
---------------------------------------     -----     ----------------------------------------------
Daniel L. McPeak, Sr...................          64   Class III Director, CEO, and Chairman of the
                                                        Board
Patricia McPeak........................          58   President and Class III Director
Dr. Michael J. Goldblatt(1)(2).........          46   Class I Director
Kirit S. Kamdar(1).....................          57   Class I Director
Joseph R. Bellantoni...................          37   Class II Director
Steven W. Saunders (2).................          43   Class I Director
Todd C. Crow...........................          50   Vice President Finance and Principal Financial
                                                        Officer
Ike E. Lynch...........................          54   Vice President of Operations
Daniel L. McPeak, Jr...................          39   Vice President and General Manager
Dr. Rukmini Cheruvanky.................          65   Director of Research and Development
Dr. Reddy Sastry V. Cherukuri..........          62   Director of Science and Technology

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

                        DIRECTORS AND EXECUTIVE OFFICERS

    DANIEL L. MCPEAK. Mr. McPeak co-founded the Company in February 1989 and has served as Chairman of the Board of the Company since its formation. Mr. McPeak has served as a Class III Director of the Company and will serve until the election of Directors in 2001. In November 1998, Mr. McPeak was re-appointed Chief Executive Officer ("CEO") of the Company. Mr. McPeak previously served as CEO of the Company from May 1989 to April 1997. Mr. McPeak is the spouse of Ms. McPeak

    PATRICIA MCPEAK. Ms. McPeak co-founded the Company in February 1989 and has served as President and Director of the Company since its formation. Ms. McPeak has served as a Class III Director of the Company and will serve until the election of Directors in 2001. From February 1989 to January 1996, Mrs. McPeak also served as Secretary of the Company. Ms. McPeak is the spouse of Mr. McPeak.

    DR. MICHAEL J. GOLDBLATT. Dr. Goldblatt has served as a Class I Director of the Company since July 1997 and will serve until the next election of Directors in 1999. Dr. Goldblatt currently serves as President and Chief Executive Officer for Intelligent Biocides. Dr. Goldblatt served as Vice President of Science and Technology for McDonalds Corporation from February 1996 to September 1998. Dr. Goldblatt held various positions during his career at McDonalds Corporation, beginning in 1987 as Director of Nutrition. Dr. Goldblatt is also a member of the Board of Directors of Bernard Technologies, Biotechnologies Research Development Corporation and Gray Star. Mr. Goldblatt received his Ph.D. in Nutrition from the University of California, Davis.

    KIRIT S. KAMDAR. Mr. Kamdar has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors at this Annual Meeting. Mr. Kamdar has tendered his resignation to be effective upon the appointment of a director to fill the vacancy by (i) Monsanto upon conversion of the Monsanto Note or (ii) appointment of a director by a majority of investors, if required by the terms of any future offering of equity securities of the Company. From January 1990 to September 1992, Mr. Kamdar also served as Director of the Company, and from January 1990 to April 1994 as the Company's Executive Vice President. Since July 1974, Mr. Kamdar has been Chairman of the Board and

Chief Executive Officer of Kamflex Corporation, a manufacturing corporation. Mr. Kamdar received his B.A. degree in Mechanical Engineering from the University of Bombay and his Master's Degree in Industrial Engineering and Management from Oklahoma State University.

    JOSEPH R. BELLANTONI. Mr. Bellantoni has served as a Class II Director of the Company since April 1999. Mr. Bellantoni has tendered his resignation to be effective upon the Company's payment of the $1,850,000 promissory note to FoodCeuticals, LLC. Mr. Bellantoni was nominated as a director by FoodCeuticals in connection with a loan from FoodCeuticals to the Company in December 1998. From December 1998 to the present, Mr. Bellantoni has served as the Managing Director of FoodCeuticals. From April 1995 to the present, Mr. Bellantoni has served as a Director of Dominion Resources, Inc., a real estate and resort development company. From April 1995 to December 1998 he served as Treasurer and Chief Financial Officer of Dominion and from January 1999 to the present has served as its Treasurer and President. From February 1989 to January 1993, Mr. Bellantoni served as a manager of Great American Recreation, Inc., an owner, operator and developer of a ski resort and summer recreation facility. Great American Recreation, Inc. filed for involuntary bankruptcy under the Bankruptcy Code on April 2, 1996 and was renamed as GAR, Inc. From January 1993 to June 1994, Mr. Bellantoni served as the Vice President of Administration of Great American, from June 1994 to October 1996 he served as its Chief Financial Officer and from October 1995 to the present, Mr. Bellantoni has served as a Director. From November 1994 to the present, Mr. Bellantoni has served as the Chief Financial Officer of the Great Gorge Golf Reserve, an owner, operator and developer of golf courses. Mr. Bellantoni is also currently a director of Dominion Resources, Inc. and GAR, Inc. (formerly Great American Recreation, Inc.). See "Certain Relationships and Related Transactions."

    STEVEN W. SAUNDERS. Mr. Saunders has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors at this Annual Meeting. Mr. Saunders has tendered his resignation to be effective upon the appointment of a director to fill the vacancy by (i) Monsanto upon conversion of the Monsanto Note or (ii) appointment of a director by a majority of investors, if required by the terms of any future offering of equity securities of the Company. Mr. Saunders has been President of Saunders Construction, Inc., a commercial construction firm since February 7, 1991 and President of Warwick Corporation, a business-consulting firm.

    TODD C. CROW. Mr. Crow joined the Company in May 1996 and has been the Company's Vice President of Finance and Principal Financial Officer since November 1998 and its Secretary since January 1999. From September 1997 to November 1998, Mr. Crow was the Company's Controller. From May 1996 to September 1997 he was the Company's Chief Financial Officer. Mr. Crow also served as a Director of the Company from June 1996 to January 1997. From 1989 until joining The RiceX Company, Mr. Crow held senior financial positions with the Morning Star Group, an agri-business holding company, and Harter, Inc., a food-processing manufacturer.

    IKE E. LYNCH. Mr. Lynch has served as Vice President of Operations of the Company since July 1997 and as President and Chief Operations Officer of FoodEx MT since January 1997. Previously Mr. Lynch was President and Chief Executive Officer of Centennial Foods, Inc., since its founding in 1989 until its acquisition by the Company in January 1997.

                             SIGNIFICANT EMPLOYEES

    DANIEL L. MCPEAK, JR. Mr. McPeak joined the Company in July 1996 and has been the Company's Vice President and General Manager since November 1998. From July 1996 to July 1997, he served as Director of Sales and Marketing, then moved to the position of Business Manager until November 1998. From 1994 until joining the Company, Mr. McPeak served as Vice President of Marketing for Fort Knox, Inc., a security products manufacturer. Daniel L. McPeak, Jr. is the son of Daniel L. McPeak, Sr.

    DR. RUKMINI CHERUVANKY. Dr. Cheruvanky has served as the Company's Director of Research and Development since April 1996. From January 1996 until joining the Company, Dr. Cheruvanky was the Laboratory Supervisor for Certified Analytical Laboratories, a company that specializes in food analysis. From November 1994 to December 1995, Dr. Cheruvanky was Research Chemist in the Research and Development Department of DuPont Merck Pharmaceutical Company. From May 1967 to February 1994, Dr. Cheruvanky was Deputy Director of the National Institute of Nutrition, the Indian Council of Medical Research. Dr. Cheruvanky has an M.S. degree in Organic Chemistry and a Ph.D. degree in Organic Chemistry of Natural Products from Andhra University in India.

    DR. REDDY SASTRY V. CHERUKURI. Dr. Cherukuri has served as the Company's Director of Science and Technology since April 1996. From May 1995 until joining the Company, Dr. Cherukuri served as Laboratory Supervisor of Customs Coatings, Inc., a research pharmaceutical company. From December 1994 to January 1995, Dr. Cherukuri was Chemist for DuPont Merck Pharmaceutical Company. From May 1992 to November 1994, Dr. Cherukuri was Consultant to the Indian Council of Medical Research. From January 1967 to May 1992, Dr. Cherukuri served as Senior Research Manager, Chief of Medicinal Chemistry and Group Leader of New Drug Development for Indian Drugs and Pharmaceutical, Ltd., a synthetic drugs research and development company. Dr. Cherukuri has a M.S. degree in Organic Chemistry and a Ph.D. degree in Organic Chemistry of Synthetic and Natural Products from Andhra University in India.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Kirit Kamdar has been a Director of the Company since August 5, 1998 and was a Director of the Company from January 1990 to September 1992. From January 1990 to April 1994, Mr. Kamdar served as the Company's Executive Vice President. Mr. Kamdar currently owns 1,801,250 shares of the Company's common stock or 5.95%. Since July 1974, Mr. Kamdar has been Chairman of the Board and Chief Executive Officer of Kamflex Corporation ("Kamflex"), a manufacturer of extrusion and conveyor equipment. In 1997, Kamflex sold $83,990 worth of such equipment to the Company pursuant to its standard commercial terms and prices. Kamflex's sales volume to customers other than the Company is approximately $3.5 to $4 million per year. The Company did not purchase any equipment from Kamflex in 1998.

    In May 1997, the Company's Chief Executive Officer and a director (the "CEO") exercised an option to purchase 2,000,000 shares of the Company's common stock at an exercise price of $2.00 per share in exchange for promissory notes in the aggregate principal amount of $4,000,000 that bore interest at a rate of 8% per annum, were secured by the 2,000,000 shares of common stock purchased and were due at the earlier of May 2002 or upon the sale of all or a portion of the shares of common stock acquired upon exercise. The Company agreed to reimburse the CEO the interest payable on the notes plus the related income tax effect of such reimbursement. The CEO agreed to rescind the exercise of his option concurrent with the successful closing of the a private placement in September 1998.

    In September 1998, the CEO, as agreed, rescinded the exercise of his option in exchange for the cancellation of his indebtedness to the Company related to the exercise and the reinstitution of the options to purchase 2,000,000 shares of the Company's common stock at an exercise price of $1.81 per share, the fair market value of the shares on the date of grant. The accrued interest income related to the notes receivable and the associated accrued liability for the associated reimbursements were written off to operations in the year ended December 31, 1998 in connection with the rescission.

    In addition, in September 1998, the Company's Board of Directors cancelled the outstanding options to purchase an aggregate of 2,950,000 shares of common stock with exercise prices ranging from $2.00 to $4.88 per share held by the CEO, four of the Company's executive officers and two directors, and replaced them with options to purchase an aggregate of 2,950,000 shares of common stock at an exercise price of $1.81 per share, the fair market value of the Company's common stock on the date of grant.

    In December 1998, the employment agreements of four officers were terminated. As part of the severance agreements with three officers, all previously issued options to purchase the Company's common stock held by such officers were canceled and the remaining officer's options expired. The unvested portion of the accrued compensation relating to the options at the date of termination of $1,376,204 was forfeited by the officers. In conjunction with their terminations, three of the officers were paid an aggregate of $260,417 and were issued warrants, which expire in December 2000, to purchase an aggregate of 1,200,000 shares of the Company's common stock at an exercise price of $1.00 per share as part of their severance agreements.

    Mr. Joseph R. Bellantoni has been a director of the Company since April 1999. Mr. Bellantoni currently serves as the Treasurer, President and a Director of Dominion Resources, Inc., a company to which the Company has outstanding a promissory note in the amount of $1,750,000. From April 1995 to December 1998 he served as the Chief Financial Officer of Dominion. In addition, FoodCeuticals, a company to which the Company has outstanding a promissory note in the amount of $1,850,000, has agreed to give Mr. Bellantoni 200,000 warrants to purchase common stock of the Company as consideration for Mr. Bellantoni's services provided to FoodCeuticals in connection with the promissory note. Mr. Bellantoni also has served as FoodCeuticals Managing Director since December 1998. Pursuant to the terms of the promissory note with FoodCeuticals, Mr. Bellantoni was nominated by FoodCeuticals to serve as a director on the Company's board.

    The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based upon a review of the Company's records, the Company is aware that the following officers or directors of the Company failed to timely file one or more reports disclosing beneficial ownership of securities of the Company as required under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 1998: each of Karen D. Berriman, Dr. Michael
J. Goldblatt, Ike E. Lynch, Daniel McPeak, Sr., Patricia McPeak, Gary A. Miller, Dennis Riddle, Allen J. Simon and Dr. Jerry Weisbach failed to timely file Forms 3 reporting their initial statement of beneficial ownership of securities upon the Company registering its Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in July 1998; Todd C. Crow failed to timely file Forms 3 reporting his initial statement of beneficial ownership of securities upon Mr. Crow becoming Vice President of Finance and the Company's Principle Financial Officer in November 1998; Karen D. Berriman failed to timely file Forms 4 reporting the following transactions which were subsequently reported on a timely filed Form 5 (i) a cancellation of options to purchase 200,000 shares of Common Stock on December 26, 1998, and (ii) the issuance of warrants to purchase 100,000 shares of Common Stock on December 26, 1998; Karen D. Berriman failed to timely file Forms 4 for the following transactions which were subsequently reported on a late Form 4 filing (i) the cancellation of stock options on September 10, 1998, and (ii) the grant of replacement options on September 10, 1998; Gary A. Miller failed to timely file Forms 4 reporting the following transactions which were subsequently reported on a timely filed Form 5 (i) a cancellation of options to purchase 200,000 shares of Common Stock on December 26, 1998, and (ii) the issuance of warrants to purchase 100,000 shares of Common Stock on December 26, 1998; Allen J. Simon failed to timely file Forms 4 reporting the following transactions which were subsequently reported on a timely filed Form 5 (i) a cancellation of options to purchase 2,000,000 shares of Common Stock on December 26, 1998, and (ii) the issuance of warrants to purchase 1,000,000 shares of Common Stock on December 26, 1998.

                               BOARD OF DIRECTORS

    The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the initial Class I Directors expires at this Annual Meeting of stockholders; the term of office of the initial Class II Directors expires at the Company's 2000 Annual Meeting of stockholders; and the term of the initial Class III Directors expires at the Company's 2001 Annual Meeting of stockholders. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the Company's fiscal year ended December 31, 1998, the Company's Board of Directors held six meetings and took certain actions by written consent. During the 1998 fiscal year, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on such committees.

    The Board of Directors has established an Audit Committee and Compensation Committee.

    The Audit Committee, consisting of Dr. Goldblatt and Kirit Kamdar, reviews the adequacy of internal controls and results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Audit Committee held no meetings during the fiscal year ended December 31, 1998.

    The Compensation Committee, consisting of Dr. Goldblatt and Steven Saunders, establishes salaries, incentives and other forms of compensation for officers and other employees of the Company, and administers the incentive compensation and benefit plans of the Company. The Compensation Committee held no meetings during the fiscal year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation for the Chief Executive Officers and each of the Company's current executive officers and two former officers whose total salary and bonuses for fiscal 1997 and 1998 exceeded $100,000 or would have exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                             ------------------------------------
                                                                                  AWARDS
                                                ANNUAL COMPENSATION          -----------------
                                          -------------------------------       SECURITIES
                                                            OTHER ANNUAL        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR   SALARY     COMPENSATION     OPTIONS/SARS (#)      COMPENSATION
----------------------------------------  ----  --------   --------------    -----------------    ---------------
Daniel L. McPeak, Sr....................  1998  $150,000            (2)                --                 --
  Chairman of the Board(1)                1997   141,798     $26,409(5)            50,000                 --
                                          1996   116,308            (2)            50,000                 --

Patricia McPeak.........................  1998   130,000      18,282(6)                --                 --
  President                               1997   127,135      13,372(6)            50,000                 --
                                          1996   113,308            (2)            50,000                 --

Allen J. Simon(1).......................  1998   221,534      38,471(7)                --           $236,522(11)
                                          1997   177,370      28,760(7)         2,050,000(10)             --

Ike E. Lynch............................  1998   137,500      25,200(8)           140,000                 --
  V.P. Operations                         1997   131,253      47,700(8)            60,000                 --

Karen Berriman(3).......................  1998   132,693            (2)                --           $ 31,837(11)
                                          1997    43,189            (2)           200,000(10)             --

Dennis C. Riddle(4).....................  1998   154,746     $52,185(9)                --                 --
                                          1997  $ 30,147            (2)           350,000(12)             --

------------------------

 (1) Mr. McPeak was Chief Executive Officer from January 1996 to April 1997 and from November 18, 1998 to present. Mr. Simon provided services as CEO from April 1997 to November 18, 1998 and resigned from the office of CEO effective December 13, 1998 in accordance with his severance agreement. See "Certain Relationships and Related Transactions."

 (2) Other Annual Compensation is less than 10% of Salary.

 (3) Ms. Berriman served as Chief Financial Officer from September 1997 to December 1998.

 (4) Mr. Riddle served as Vice President of Sales and Marketing from October 1997 to December 1998.

 (5) Represents automobile expenses of $21,787 and other perquisites.

 (6) Represents automobile allowance of $12,000 in 1998 and automobile expenses of $9,019 in 1997 and other perquisites paid on behalf of the executives.

 (7) Represents automobile allowance of $12,600, temporary housing allowance of $24,381 and other prerequisites in 1998; automobile allowance of $10,200, temporary living allowance of $18,052 and other perquisites in 1997.

 (8) Represents allowances for temporary living of $18,000 and automobile of $7,200 in 1998; and value realized upon the exercise of stock options of $30,000, automobile allowance of $7,200 and temporary housing allowance of $10,500 in 1997.

 (9) Represents allowances for relocation of $30,000, temporary housing of $8,862, automobile of $12,500 and other perquisites.

 (10) Represents options granted in 1997 that were replaced and re-priced in September 1998, eventually cancelled in December 1998 and warrants issued in accordance with severance agreements. See "--Re-priced Options," "Certain Relationships and Related Transactions."

 (11) Represents severance payments and accrued vacation pay: A. Simon $210,417 severance, $26,105 accrued vacation; K. Berriman $25,000 severance, $6,837 accrued vacation pay.

 (12) Represents options granted in 1997 that were replaced and re-priced in September 1998 and eventually expired subsequent to termination in December 1998. See "--Re-priced Options," "Certain Relationships and Related Transactions."

                      OPTION GRANTS IN 1998 TO EXECUTIVES

    The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during 1998.

                                                        NUMBER OF          PERCENT OF
                                                       SECURITIES        TOTAL OPTIONS/
                                                       UNDERLYING         SARS GRANTED
                                                      OPTIONS/SARS        TO EMPLOYEES     EXERCISE PRICE     EXPIRATION
NAME                                                   GRANTED (#)       IN FISCAL YEAR        ($/SH)            DATE
--------------------------------------------------  -----------------    --------------    ---------------    ----------
Ike E. Lynch......................................      40,000(1)            0.7%             1.8125            9/10/08

Ike E. Lynch......................................     200,000(2)            3.8%(2)          1.8125            9/10/08

Allen J. Simon....................................   4,000,000(3)(4)        76.0%(3)(4)       1.8125(3)(4)           --

Karen D. Berriman.................................     200,000(4)            3.8%(4)          1.8125(4)              --

Dennis C. Riddle..................................     350,000(5)            6.6%(5)          1.8125(5)              --

------------------------

(1) Options were granted on September 10, 1998 and were fully vested and immediately exercisable at $1.81 per share.

(2) Options to purchase 100,000 shares were granted on January 1, 1998, provided for vesting over 3 years, and were exercisable at $3.75 per share. In September 1998, the option was cancelled and replaced with a new option to purchase an equal number of shares of common stock at $1.81 per share. Only 100,000 options are outstanding at year end.

(3) Pursuant to a rescission of exercise, Mr. Simon's 2,000,000 options were reinstituted at the original exercise price of $2.00 per share. These options were then cancelled in September 1998. See "--Re-priced Options".

(4) Original options were granted in 1997, and the reinstituted options in the case of Mr. Simon were cancelled September 1998. Cancelled options granted in 1997 were replaced and re-priced in September 1998, then the replacement options were subsequently cancelled and warrants were issued in accordance with severance agreements. See "--Re-priced Options" and "Certain Relationships and Related Transactions".

(5) Original options granted in 1997 were cancelled September 1998. Original options were replaced and re-priced in September 1998, then expired subsequent to termination in December 1998. See "--Repriced Options" and "Certain Relationships and Related Transactions."

                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

    The table below reflects the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998 for the Named Executive Officers. Values for "in-the-money" options represent the position spread between the exercise price of existing options and the market value for the Company's common stock on December 31, 1998.

                                               SHARES
                                              ACQUIRED                 NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                 ON                           OPTIONS               IN-THE-MONEY OPTIONS
                                              EXERCISE     VALUE     --------------------------  ---------------------------
NAME                                             (#)      REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------------  ---------  ----------  -----------  -------------  ------------  -------------
Daniel L. McPeak, Sr........................    100,000  $  225,000
Allen J. Simon..............................     50,000      93,750
Patricia McPeak.............................    100,000     162,500
Ike Lynch...................................     30,000  $   30,000      40,000        100,000            (1)            (1)

------------------------

(1) The fair market value of the common stock subject to options as of December 31, 1998 was less than the exercise price of such options.

                                REPRICED OPTIONS

    In September 1998, in conjunction with the private placement of 1,000,000 shares of the Company's common stock, the Company's Chief Executive Officer ("CEO"), at the request of the new investor, rescinded his 1997 exercise of a 1997 option to acquire 2,000,000 shares of the Company's common stock in exchange for a $4,000,000 note payable to the Company. Coincidental with the private placement and related rescission, the Company's Board of Directors cancelled the options granted in 1997 to the CEO, four executive officers and two directors to acquire an aggregate of 2,950,000 shares of the Company's common stock at exercise prices ranging from $2.00 to $4.88 per share and re-granted new options to purchase the same number of shares to these individuals at an exercise price of $1.81 per share, the fair market value of the shares at the date the new options were granted.

                             DIRECTOR COMPENSATION

    On July 9, 1997, the Board of Directors adopted a non-employee director compensation plan pursuant to which non-employee directors are compensated as follows: (i) $15,000 annual retainer payable in quarterly installments for participation at up to six meetings of the Board of Directors; (ii) an immediately exercisable, nonqualified stock option to purchase 50,000 shares of common stock to be granted upon appointment to the Board of Directors, and (iii) an immediately exercisable, nonqualified stock option to purchase 15,000 shares of common stock to be granted on the day of each annual shareholders' meeting during the non-employee director's service on the Board of Directors. Such options are to be granted as free-standing options and not under the 1997 Stock Option Plan. The exercise price shall be the fair market value of a share of common stock on the date of grant. On April 27, 1999 the Board voted to temporarily suspend the grant of options with payment of retainers to the Board of Directors. Directors are also reimbursed for reasonable expenses incurred in attending meetings of the Board of Directors and committees thereof.

                             EMPLOYMENT AGREEMENTS

    McPEAK EMPLOYMENT AGREEMENT. The Company entered into an Employment Agreement with Mr. McPeak in April 1997 (the "McPeak Employment Agreement"), pursuant to which Mr. McPeak agreed to serve as Chairman of the Board of Directors of the Company and previously served as Chief Executive Officer. The McPeak Employment Agreement provides that Mr. McPeak will receive an annual base salary of $150,000 which will be increased to $200,000 upon the Company's realization of positive cash flow on a month-to-month basis. The McPeak Employment Agreement terminates on December 31, 2001, unless his employment is terminated earlier. Thereafter, the term will be automatically extended for additional one-year periods unless either party delivers notice of election not to extend the employment at least 60 days prior to the end of the then current term. Mr. McPeak's employment may be terminated prior to the expiration of this agreement under the following circumstances: (i) death; (ii) termination by the Company for Cause (as defined in the McPeak Employment Agreement); or (iii) termination by the Company without Cause (as defined in the McPeak Employment Agreement). If Mr. McPeak is terminated without Cause, he is entitled to the base salary in effect at such time for the remainder of the term of the McPeak Employment Agreement. Within three months of first receiving notice of a Change in Control (as defined in the McPeak Employment Agreement), Mr. McPeak may elect to retire from service and render, on a non-exclusive basis, only such consulting and advisory services to the Company as he may reasonably accept, and he is entitled to continue receiving his benefits and salary until the later of (i) six months after the date of such election, (ii) subsequent full-time employment with another enterprise, or (iii) the expiration of the term of the McPeak Employment Agreement.

    MS. McPEAK EMPLOYMENT AGREEMENT. The Company entered into an Employment Agreement with Ms. McPeak in April 1997 (the "Ms. McPeak Employment Agreement"), pursuant to which Ms. McPeak agreed to serve as President of the Company. The Ms. McPeak Employment Agreement provides that Ms. McPeak will receive an annual base salary of $130,000 which will be increased to $150,000 upon the Company's realization of positive cash flow on a month-to-month basis. The Ms. McPeak Employment Agreement terminates on December 31, 2001, unless her employment is terminated earlier. Thereafter, the term will be automatically extended for additional one-year periods unless either party delivers notice of election not to extend the employment at least 60 days prior to the end of the then current term. Ms. McPeak's employment may be terminated prior to the expiration of the agreement under the following circumstances: (i) death; (ii) termination by the Company for Cause (as defined in the Ms. McPeak Employment Agreement); or (iii) termination by the Company without Cause (as defined in the Ms. McPeak Employment Agreement). If Ms. McPeak is terminated without Cause, she is entitled to the base salary in effect at such time for the remainder of the term of the Ms. McPeak Employment Agreement. Within three months of first receiving notice of a Change in Control (as defined in the Ms. McPeak Employment Agreement), Ms. McPeak may elect to retire from service and render, on a non-exclusive basis, only such consulting and advisory services to the Company as she may reasonably accept, and she is entitled to continue receiving her benefits and salary until the later of (i) six months after the date of such election, (ii) subsequent full-time employment with another enterprise, or (iii) the expiration of the term of the Ms. McPeak Employment Agreement.

    LYNCH EMPLOYMENT AGREEMENT. In January 1997, the Company's wholly-owned subsidiary, Food Extrusion Montana, Inc., entered into an Employment Agreement with Mr. Lynch (the "Lynch Employment Agreement"), pursuant to which Mr. Lynch agreed to serve as President and Chief Operations Officer. The Lynch Employment Agreement provides that Mr. Lynch will receive an annual base salary of $125,000 per year. The Lynch Employment Agreement terminates on December 31, 2002, unless his employment is terminated earlier. Thereafter, the term will be automatically extended for an additional two year term unless either party delivers notice of election not to extend the employment at least 30 days prior to the expiration of the initial term. Mr. Lynch's employment may be terminated prior to the expiration of the agreement under the following circumstances: (i) the mutual written agreement of FoodEx MT and Mr. Lynch; (ii) Mr. Lynch's disability, which shall, for the purposes of the Lynch Employment Agreement, mean Mr. Lynch's inability due to physical or mental impairment, to perform Mr. Lynch's duties and obligations under the Lynch Employment Agreement, despite reasonable accommodation by FoodEx MT, for a period exceeding three months; (iii) Mr. Lynch's death; (iv) notice of termination by FoodEx MT for cause (as defined in the Lynch Employment Agreement); or (v) written notice of termination by FoodEx MT without cause upon fourteen (14) days notice, subject to the compensation for early termination. If Mr. Lynch is terminated without cause, he is entitled to the base salary in effect at such time for the remainder of the term of the Lynch Employment Agreement.

                             1997 STOCK OPTION PLAN

    The Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") in November 1997 and the shareholders approved the 1997 Plan in May 1998. A total of 5,000,000 shares have been authorized for issuance under the 1997 Plan, of which 4,860,000 shares are available for future grant as of December 31, 1998. The 1997 Plan provides for the grant of "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1997 Plan also provides for the grant of options that are not intended to qualify as incentive stock options under
Section 422A of the Code to employees, non-employee directors and consultants of the Company. The exercise price of any incentive stock option granted under the 1997 Plan may not be less than 100% of the fair market value of the Company's common stock on the date of grant and the exercise price of any nonqualified stock option may not be less than 85% of such fair market value, provided that, in the case of a participant owning stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of such fair market value. Shares subject to an option granted under the 1997 Plan may be purchased for cash, in exchange for shares of common stock owned by the optionee, or other consideration as set forth in the 1997 Plan. The 1997 Plan is administered by the Board of Directors. Under the 1997 Plan, options vest not less than 20% per year and have ten year terms (except with respect to 10% stockholders which have five-year terms). If the Company sells substantially all of its assets, is a party to a merger or consolidation in which it is not the surviving corporation (a "Change of Control"), then the Company has the right to accelerate unvested options and shall give the option holder written notice of the exercisability and specify a time period in which the option may be exercised. All options shall terminate in their entirety to the extent not exercised on or prior to the date specified in the written notice unless the agreement governing the Change of Control shall provide otherwise.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's independent public accountants for the last completed fiscal year end, December 31, 1998, were PricewaterhouseCoopers LLP. The Company anticipates that representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and such representatives will be expected to be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than five nor more than eight members, with the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation divides the Board of Directors into three classes, with staggered three-year terms. The current classes of the Board of Directors and their terms of office are as follows:

   CLASS                   DIRECTORS                TERM EXPIRES IN:
   -----     -------------------------------------  -----------------
         I   Dr. Michael J. Goldblatt                        1999
         I   Kirit S. Kamdar                                 1999
         I   Steven W. Saunders                              1999
        II   Joseph Bellantoni                               2000
       III   Daniel L. McPeak, Sr.                           2001
       III   Patricia McPeak                                 2001

    The three directors serving in Class I have terms expiring at the Annual Meeting. Sebastian Rosin resigned as a Class I director on June 1, 1999. Two of the three Class I directors currently serving on the Board, Messrs. Kamdar and Saunders, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. Each Class I director elected at the Annual Meeting will serve for a term expiring at the Company's 2002 Annual Meeting of Stockholders or when his successor has been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                               BOARD OF DIRECTORS

    Below is the information with respect to nominees for election.

    KIRIT S. KAMDAR. Mr. Kamdar has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors in 1999. Mr. Kamdar has tendered his resignation to be effective upon the appointment of a director to fill the vacancy by (i) Monsanto upon conversion of the Monsanto Note or (ii) appointment of a director by a majority of investors, if required by the terms of any future offering of equity securities of the Company. From January 1990 to September 1992, Mr. Kamdar also served as Director of the Company, and from January 1990 to April 1994 as the Company's Executive Vice President. Since July 1974, Mr. Kamdar has been Chairman of the Board and Chief Executive Officer of Kamflex Corporation, a manufacturing corporation. Mr. Kamdar received his B.A. degree in Mechanical Engineering from the University of Bombay and his Master's Degree in Industrial Engineering and Management from Oklahoma State University.

    STEVEN W. SAUNDERS. Mr. Saunders has served as a Class I Director of the Company since August 1998 and will serve until the next election of Directors in 1999. Mr. Saunders has tendered his resignation to be effective upon the appointment of a director to fill the vacancy by (i) Monsanto upon conversion of the Monsanto Note or (ii) appointment of a director by a majority of investors, if required by the terms of any future offering of equity securities of the Company. Since February 7, 1991, Mr. Saunders has been President of Saunders Construction, Inc., a commercial construction firm, and President of Warwick Corporation, a business-consulting firm.

                                 OTHER BUSINESS

    The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's Proxy Statement for the Company's 2000 Annual Meeting of Shareholders must deliver a proposal in writing to Corporate Secretary, The RiceX Company, 1241 Hawk's Flight Court, El Dorado Hills, CA 95762, no later than March 15, 2000. Proposals not in full conformity with the applicable rules of the Securities and Exchange Commission may be excluded from the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Daniel L. McPeak
                                          Daniel L. McPeak
                                          CHAIRMAN OF THE BOARD

El Dorado Hills, California
June 8, 1999

                               THE RICEX COMPANY
                            1241 HAWK'S FLIGHT COURT
                       EL DORADO HILLS, CALIFORNIA 95762

                      THIS PROXY IS SOLICITED ON BEHALF OF
                        THE COMPANY'S BOARD OF DIRECTORS

    The undersigned holder of Common Stock of The RiceX Company, a Delaware corporation (the "Company"), hereby appoints Daniel L. McPeak and Patricia McPeak, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of the Company, to be held at The Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California on Thursday, July 1, 1999, at 8:30 A.M. (Pacific Time) and at any adjournments or postponements thereof.
                                (change of address/comments)

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                (If you have written in the above spaces please mark the corresponding box on the reverse side of this card.)

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

             -  PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -
--------------------------------------------------------------------------------

A  /X/  PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.



                                  FOR all nominees             WITHHOLD
                                   listed at right             AUTHORITY
                                (except as marked to       for all nominees
                                 the contrary below)        listed at right
1.  Election of                         / /                       / /
    Directors:

Nominees:
    Kirit Kamdar
    Steven Saunders

For, except authority withheld as to the following nominee(s):


----------------------------------------------------------

  The Board of Directors recommends a vote FOR the nominees for directors in
                               Proposal No. 1.


2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

     Please check this box if you plan to attend the Annual Meeting    / /


               DETACH & RETURN PROXY CARD; RETAIN ADMISSION CARD


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!
                         ANNUAL MEETING OF STOCKHOLDERS
                               THE RICEX COMPANY
                                  JULY 1, 1999






Signature(s) ______________________ ______________________ Date __________, 1999

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. JOINT OWNERS SHOULD EACH SIGN. FIDUCIARIES SHOULD ADD THEIR FULL TITLE TO THEIR SIGNATURE. CORPORATIONS SHOULD SIGN IN FULL CORPORATE NAME BY AN AUTHORIZED OFFICER. PARTNERSHIPS SHOULD SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

                                 ADMISSION CARD

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 1, 1999
                            8:30 A.M. (Pacific Time)
                               The Sheraton Hotel
                             11211 Point East Drive
                           Rancho Cordova, California

                     Presentation of this card is required
                      for admission to the Annual Meeting

            PLEASE PRESENT THIS CARD TO THE COMPANY'S REPRESENTATIVE
                     AT THE ENTRANCE TO THE ANNUAL MEETING

                               THE RICEX COMPANY

             Name: ________________________________________________

             Address: _____________________________________________